Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717(412) 787-6700

From: Gail A. Gerono

  Vice President, Investor Relations

  412 787-6795

— NEWS RELEASE —

COURT APPROVES SALE OF WATERLINK SPECIALTY PRODUCTS TO CALGON CARBON

PITTSBURGH, PA – February 10, 2004 – Calgon Carbon Corporation (NYSE: CCC) announced today that the United States Bankruptcy Court for the District of Delaware entered an order approving the sale to Calgon Carbon of Waterlink Specialty Products, which is comprised of the operating units that make up Waterlink, Inc.’s former Specialty Products Division. The assets to be acquired include the operating assets of Waterlink, Inc.’s U.S.-based subsidiary, Barnebey Sutcliffe Corporation, and the stock of Waterlink (UK) Limited, a holding company that owns the stock of Waterlink, Inc.’s operating subsidiaries in the United Kingdom. The sale is expected to be consummated in mid-February.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.